EXHIBIT 99.1
News Release
Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

USW Members Ratify Labor Agreement For AK Steel’s Mansfield Works

WEST CHESTER, OH, February 24, 2014 - AK Steel (NYSE: AKS) said today that members of the United Steelworkers (USW) Local 169 have ratified a three-year labor agreement covering about 280 hourly production and maintenance employees at the company’s Mansfield (OH) Works.
“We are pleased to have reached a new labor agreement at our Mansfield Works ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The agreement continues to serve the interests of both the company and Local 169 members in an increasingly competitive, global steel industry.”
The current agreement expires on March 31, 2014. The new agreement will take effect on March 31, 2014 and expire on March 31, 2017.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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